EXECUTION VERSION

SPONSORSHIP AGREEMENT

This Sponsorship Agreement (“Agreement”) is made as of the 18th day of January, 2011 (the “Effective Date”) by and between MUSCLEPHARM Corporation, a Nevada company (“Sponsor”), and THE CINCINNATI REDS LLC, a Delaware limited liability company (the “Reds”), upon the following terms and conditions:

1.    Term

Term. The term of this Agreement shall commence as of the Effective Date, shall continue through the 2011 Regular Season and expire upon the conclusion of the 2011 Regular Season (the “Term”).

2.    Definitions

Definitions. Capitalized terms, not otherwise defined herein, shall have the meaning set forth below.

“Ballpark” means Great American Ball Park.

“Club Marks” means all names, word marks, logos, uniform designs, mascots, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses and/or visual representations owned, controlled, first used and/or applied for or registered with the United States Patent and Trademark Office by the Reds.

“Hall of Fame Marks”  means all names, word marks, logos, uniform designs, images, colors and color   combinations,   trade   dress,   characters,   symbols,   designs,   likenesses   and/or   visual representations owned,  controlled, first used and/or applied for or registered with the United States Patent and Trademark Office by the Reds Hall of Fame and Museum.

“Home Television Territory” means the territory further described in Addendum A-1.

“MLB” means Major League Baseball.

“MLB  Entity”  means  each  of  the  Office  of  the  Commissioner,  Major  League  Baseball Enterprises,  Inc.,  Major  League  Baseball  Properties,  Inc.,  The  MLB  Network,  LLC,  MLB Advanced Media, L.P., and/or any of their respective present or future affiliates, successors or assigns.

“Reds Radio Marks” means all names, word marks, logos, uniform designs, mascots, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses and/or visual representations owned, controlled,  first used and/or applied for or registered with the United States Patent and Trademark Office by the Reds for Reds On Radio™.

“Regular Season” means the MLB championship season which consists of 162 Major League Baseball game and which is determined by the BOC. The Regular Season begins on or about April 1 and ends on or about September 30.

EXECUTION VERSION

“Sponsor Marks” means all registered trademarks, service marks, trade names, logos, and all other trade names, service marks, trademarks and trade symbols, emblems, signs, slogans, trade dress, logos, colors, insignias and copyrights as Sponsor has adopted and designated for use in connection with its business and as Sponsor may hereafter acquire or develop and designate for use in connection with its business.

“Spring Training Season” means the Major League Baseball pre-season which consists of approximately 30 games and begins on or about March 1 and concludes on or about March 30. The Reds broadcast eighteen (18) Spring Training Season games on the Reds Radio Network.

3.    Official Sponsor

During the Term, Sponsor will be designated as an "Official Sponsor of the Cincinnati Reds”.

4.    Radio

Reds On Radio™ Pre/In/Post Game - Rotating - Local- Regular Season.

During the Term, the Reds will cause Sponsor's ten (10) :30-second radio commercial announcements to air on a rotating basis Pre/In/Post game locally on the flagship station of the Reds Radio Network.

5.    License

Reds License. The Reds hereby grant Sponsor a limited, non-exclusive, non-transferable, non- sub-licensable, royalty-free license and right to use the Club Marks (as defined in Section 6 of Addendum A) solely and exclusively during the Term and for the purposes set forth in this Agreement. Each of Sponsor's uses of the Club Marks shall be subject to (i) the consent of the Reds, which consent shall not be unreasonably withheld or delayed, and (ii) the terms and conditions set forth in this Agreement, including, without limitation, the restrictions set forth in paragraph 5 and 6 of Addendum A attached hereto. Sponsor agrees and acknowledges that the license granted herein does not confer upon or grants Sponsor the right to use the Club Marks on or in connection with any on-line media or merchandise nor is Sponsor authorized to utilize the Club Marks outside the Reds Home Television Territory. The Home Television Territory is further described in Addendum A-1.

Sponsor License. Sponsor hereby grants the Reds a limited, non-exclusive, non-transferable, non-sub-licensable, royalty-free license and right to use Sponsor Marks (as defined in Addendum A) solely and exclusively for the Term and for the purposes set forth in this Agreement. The Reds use of Sponsor Marks shall be subject to the terms and conditions set forth in this Agreement, including, without limitation, the restrictions set forth in Section 7 of Addendum A attached hereto.

6.    Fee

In consideration for the rights and promotions granted by the Reds in this Agreement, Sponsor shall pay the Reds in product valued at $20,000.00 (the “Sponsorship Fee”). Sponsor Product mix, quantity of each and ship to location are all subject to Reds Baseball Operations approval.

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EXECUTION VERSION

Sponsor shall have ability to use photos of a Reds workout facility showing Sponsor product; Photos subject to Reds approval. Location of Sponsor product display and in-facility use is subject to Reds Baseball Operations approval.

7.    Notices

Any notice required hereunder shall be in writing, shall be sent via registered or certified mail, and shall be deemed given when deposited, postage prepaid, in the United States Mail, addressed as set forth below or to such other address as either of the parties shall advise the other in writing:

If to Reds:	The Cincinnati Reds LLC 100 Joe Nuxhall Way Cincinnati, Ohio 45202 Attn: Douglas Healy, Chief Financial Officer

If to Sponsor:	MusclePharm Corporation 4721 Ironton Street Denver, CO 80239 Attn: Joseph Lawanson

8.    Terms and Conditions

This Agreement is also subject to the General Terms set forth in Addendum A, the Sponsor Signage Terms set forth in Addendum B and the Radio Terms set forth in Addendum C. Each addendum is incorporated herein by reference.

Signature page immediately follows this page.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

THE CINCINNATI REDS LLC		MUSCLEPHARM CORPORTAION.

By:	/s/ Bill Reinberger	By:	/s/ Brad Pyatt
Name:	Bill Reinberger	Name:	Brad Pyatt
Title:	VP Corp Sale	Title:	CEO

{Signature page to Reds – 2010 Sponsorship Agreement}

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Addendum A
GENERAL TERMS

1.
Any failure, interruption, or delay in the execution of the Reds performance under this Agreement, in whole or in part, from fire or other casualty, the cancellation or rescheduling of any games, strikes, labor disputes, boycotts, epidemics, governmental restrictions, acts of God, or any other cause (each, a “Force Majeure Event”), shall not constitute a breach of this Agreement.

2.
This Agreement is the final, complete and exclusive statement and expression of the agreement between the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreement of any kind. This Agreement may not be modified except in a written document executed by both parties.

3.
No delay of or omission in the exercise of any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of any future exercise of any right, power or remedy.

4.
Each party to this Agreement represents that it is a sophisticated commercial party capable of understanding all of the terms of this Agreement, that it has had an opportunity to review this Agreement with its counsel, and that it enters this Agreement with full knowledge of the terms of the Agreement.

5.
Notwithstanding any other provision of this Agreement, this Agreement, and any rights or exclusivities granted by the Reds hereunder, shall in all respects be subordinate to each of the following, as may be amended from time to time (collectively, “MLB Documents”): (i) any present or future agreements entered into by, or on behalf of any MLB Entity, including, without limitation, agreements entered into pursuant to the Major League Constitution, the American and National League Constitutions, the Professional Baseball Agreement, the Major League Rules, the Interactive Media Rights Agreement, and each agency agreement and operating guidelines among the Major League Baseball Clubs and an MLB Entity, or (ii) the present and future mandates, rules, regulations, policies, bulletins or directives issued or adopted by the Commissioner or the MLB entities. The issuance, entering into, amendment, or implementation of any of the MLB Documents shall be at no cost or liability to any MLB Entity or to any individual or entity related thereto. The territory within which Sponsor is granted rights is limited to, and nothing herein shall be construed as conferring on Sponsor rights in areas outside of, the Home Television Territory of the Reds, as established and amended from time to time. No rights, exclusivities or obligations involving the Internet or any interactive or on-line media (as defined by the MLB entities) are conferred by this Agreement, except as are specifically approved in writing by the applicable MLB Entity.

6.
Sponsor hereby acknowledges the proprietary nature of the Club Marks and the Reds Radio Marks. Sponsor further acknowledges that all rights, title, and interest to the Club Marks and Reds Radio Marks belong to the Reds. Sponsor agrees that during the Term and after the expiration or termination of this Agreement it shall refrain from any use of any of the Club Marks or Reds Radio Marks, any mark that is confusingly similar to any of the Club Marks or Reds Radio Marks, any mark that is dilutive of any of the Club Marks or Reds Radio Marks, and/or any mark that is likely to mislead the public into falsely believing that there is an affiliation or relationship between Sponsor and the Reds without first obtaining the Reds prior written consent. Sponsor further acknowledges that for purposes of this paragraph “use” includes, but is not limited to, trademark, fair, incidental, descriptive or functional uses.

Sponsor further acknowledges the proprietary nature of all copyright rights that are owned, controlled or licensed by the Reds including, without limitation, all accounts, descriptions, radio broadcasts, television broadcasts, and streamed versions of all games and events involving the Reds (and excerpts thereof). Sponsor hereby covenants that it will not use any of the foregoing without the prior written consent of the Reds.

Sponsor hereby covenants that it will not conduct in the future any promotions, ticket giveaways, contests or sweepstakes relating to or associated with the Reds without first obtaining the prior written consent of the Reds.

7.
The Reds hereby acknowledge the proprietary nature of the Sponsor Marks. The Reds further acknowledge that all rights, title, and interest to the Sponsor Marks belong to Sponsor. The Reds agree that during the Term and after the expiration or termination of this Agreement, it will refrain from any use of any of the Sponsor Marks, any mark that is confusingly similar to any of the Sponsor Marks, any mark that is dilutive of any of the Sponsor Marks and/or any mark that is likely to mislead the public into falsely believing that there is an affiliation or relationship between Sponsor and the Reds without first obtaining the Sponsor’s prior written consent. The Reds further acknowledge that for purposes of this paragraph “use” includes, but is not limited to, trademark, fair, incidental, descriptive or functional uses. The license granted hereby to the Reds in the Sponsor Marks shall terminate upon expiration or termination of this Agreement.

The Reds agrees to state in appropriate places on all materials using or displaying the Sponsor Marks that such marks are the trademarks of the Sponsor and to include the symbols or TM as appropriate.

8.
If Sponsor fails to pay any amounts owed hereunder, the Reds are hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to Sponsor, any such notice being expressly waived by Sponsor, to set off and appropriate and apply any and all amounts owed by the Reds to or for the credit or the account of Sponsor against any and all of the obligations of Sponsor now or hereafter existing or arising under this Agreement, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Reds shall have made any demand under this Agreement. The rights of the Reds under this Section are in addition to other rights and remedies (including other rights of set-off) that the Reds may have. The Reds agree to notify Sponsor promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

9.
If Sponsor was represented by an advertising agency in the purchase of the sponsorship which is the subject of this Agreement, Sponsor covenants and agrees that is shall be solely responsible for payment of any and all commissions to its agent. Sponsor acknowledges and agrees that the Sponsorship Fee is exclusive of any and all commissions which are due or may come due to agent as a result of entering into this Agreement.

10.	Neither party may assign its rights or delegate its duties under this Agreement without prior written consent of the other party.

11.
The parties will maintain in confidence all privileged and confidential information of the other parties and the terms and conditions of this Agreement except, to the extent necessary to implement the Agreement, and except that a proposed disclosure of any specific term or condition hereof by either party is authorized in advance by the other party, or required by applicable law.

12.	Except as otherwise provided in this Agreement, neither party will use the other party’s name, marks or logos without the prior written consent of the other party.

13.	This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without respect to its conflicts of laws principles.

14.
This Agreement may be signed in any number of counterparts. It is not necessary that the parties sign any particular counterpart, only that the parties sign at least one counterpart for this Agreement to be enforceable by or against either party.

15.
If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of this Agreement as a whole or of any other provision of this Agreement.

16.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, successors and assigns.

17.
Each party shall, at its sole cost, indemnify and defend the other and its affiliates, and their officers, directors and employees from and against any and all liability, cost, loss, damage, injury or expense, including reasonable attorneys’ fees, arising in connection with any claim made by a third party that (i) is proximately caused by a breach of any obligation, representation or warranty of the Indemnifying Party (as defined below) in this Agreement; or (ii) the Indemnifying Party’s services or products or their use, the web site(s) operated by the Indemnifying Party or their use, the marks of the Indemnifying Party or their use infringe upon any copyright, patent, trademark, trade secret or other proprietary or other right, contain material that is libelous or defamatory, invade any right of privacy or publicity, or otherwise violate any other right of any kind of any third party or any applicable law or regulation. The Indemnified Party (as defined below) shall: (i) promptly notify the Indemnifying Party in writing of any losses for which the Indemnified Party seeks indemnification; (ii) provide reasonable cooperation to the Indemnifying Party and its legal representatives in the investigation of any matter which is the subject of indemnification; and (iii) subject to this paragraph 16, permit the Indemnifying Party to have full control over the defense and settlement of any matter subject to indemnification. The Indemnified Party shall have the right to participate in the defense at its expense. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party. If the Indemnifying Party directs the defense of any claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such third party claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such third party claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

For purposes of this Agreement, "Indemnifying Party" means a party obligated to provide indemnification under this Agreement.

For purposes of this Agreement, "Indemnified Party" means a party entitled to indemnification under this Agreement.

18.
Except in the event of a breach of Section 6 or Section 7 of this Addendum, claims, causes of action, penalties or fines arising from the content of radio advertising and/or a breach of a party’s indemnification obligations hereunder, neither party shall be liable to the other party for indirect, incidental, consequential, special or exemplary damages (even if a party has been advised of the possibility of such damage) such as, but not limited to, loss of revenue or anticipated profits or lost business.

19.	This Addendum A shall survive the expiration or termination of the Agreement.

20.    Addendum A-1
HOME TELEVISION TERRITORY

1.	State of Ohio, except for Cleveland and Youngstown ADI Ohio counties which consists of:
Ashland	Lorain
Ashtabula	Mahoning
Columbiana	Medina
Cuyahoga	Portage
Geauga	Erie
Huron	Holmes
Richland	Lake
Summit	Stark
Wayne	Tuscarawas
Mercer	Trumbell

2.	State of Indiana, except for Chicago ADI Indiana counties which consists of:
Jasper	Newton
Lake	Porter
La Porte

3. State of Kentucky

4.	Charleston-Huntington, West Virginia ADI counties, which includes:
Boone	Mingo
Braxton	Nicholas
Cabell	Putnam
Calhoun	Roane
Clay	Wayne
Jackson	Webster
Kanawha	Wirt
Lincoln	Wyoming
Logan	Mason

5. State of Tennessee

6. Western North Carolina from Winston Salem/Charlotte, including Winston Salem/Charlotte

7.	Memphis, Tennessee ADI counties in Mississippi which includes:

Alcorn	Panola
Benton	Pontotoc
Coahoma	Quitman
De Sota	Tate
Grenada	Tippah
Lafayette	Tunica
Sponsorhall	Union
Yalobusha

Addendum B
SPONSOR SIGNAGE TERMS

1.
Unless otherwise specified in the Agreement, Sponsor shall furnish all copy, designs and artwork, including color designations, corrected, approved and scaled and in sufficient quantity for proper execution of display. The Reds shall use its reasonable best efforts to faithfully reproduce all designs within the limits of the designated manner of display.

2.	Unless otherwise specified in the Agreement, The Reds shall perform all maintenance required to keep panel displays in good and proper condition, as reasonably determined by the Reds.

3.
Displays shall be used for advertising or public relations purposes for the benefit of Sponsor only. Sponsor may not resell, either directly or indirectly, by assignment of this Agreement or otherwise, its rights hereunder to any other party. Sponsor may not display material advertising a product of a class in which the Reds have given another sponsor the exclusive right to so advertise.

4.	The Reds reserve the right before posting of any display, to censor, reject or remove any inappropriate copy, design or artwork submitted by Sponsor.

5.
Sponsor assumes full and complete responsibility for the content of all advertising displayed pursuant to this Agreement and shall indemnify and hold the Reds and its owners, officers, directors, employees and agents harmless from any claims, costs, expenses or damages by any party resulting from any allegation that any display posted pursuant to this Agreement that has been provided by Sponsor in accordance with paragraph 1 in this Addendum constitutes illegal or unfair competition or trade practice, contains infringement of trademarks or trade names, or constitutes a violation of rights of privacy or infringement of copyright or other proprietary rights or any other claim whatsoever arising out of a display’s character, contents or subject matter.

Addendum C
RADIO TERMS

1.
The Reds reserve the right to approve the content of all radio advertising. Sponsor and advertising agencies assume liability for all content of radio advertisements and copy broadcast, and also assume responsibility for any claims arising there from, including indemnity of the Reds arising from such claims. Sponsor and advertising agencies are jointly responsible for payment of all radio spots and  all production costs of such spots. Cancellations are not accepted and copy corrections not guaranteed unless submitted within a reasonable time prior to broadcast. Any revision of radio advertisements and/or copy will be at the cost of Sponsor. Requested positions are not guaranteed unless stated as a paid preferred position at a premium. Standard contracts or change orders may be accepted from advertising agencies. Sponsor will be responsible for and cause pre-production of radio advertising to be "broadcast ready."

2.
If the Reds are unable to broadcast any of the above-described sponsorship radio advertisements or program containing such sponsorship radio advertisements due to public emergency or necessity, restrictions imposed by applicable law, or for any other cause beyond the Reds control (including, without limitation, the occurrence of a Force Majeure Event as defined in Addendum A), the Reds will not be liable to Sponsor; provided however, the Reds will use commercially reasonable efforts to "make good" such sponsorship advertisements in future radio broadcasts or other mutually agreeable terms.